Exhibit 99.1

The Buckle, Inc.

2407 W. 24th St. Kearney, NE 68845

P.O. Box 1480 Kearney, NE 68848-1480

phone: 308-236-8491

fax: 308-236-4493

For Immediate Release: August 21, 2008	web: www.buckle.com

Contact:	Karen B. Rhoads, Chief Financial Officer
The Buckle, Inc.
308/236-8491

THE BUCKLE, INC. REPORTS SECOND QUARTER NET INCOME

KEARNEY, NE — The Buckle, Inc. (NYSE: BKE) announced today that net income for the fiscal quarter ended August 2, 2008 increased 88.9 percent on a 36.6 percent net sales increase.

Comparable store net sales for the 13-week second quarter ended August 2, 2008 increased 27.8 percent from comparable store net sales for the prior year 13-week second quarter ended August 4, 2007. Net sales for the 13-week fiscal period ended August 2, 2008 increased 36.6 percent to $169.8 million from net sales of $124.3 million for the prior year 13-week fiscal period ended August 4, 2007.

Comparable store net sales year-to-date for the 26-week period ended August 2, 2008 increased 26.7 percent from comparable store net sales for the 26-week period ended August 4, 2007. Net sales for the 26-week fiscal period ended August 2, 2008 increased 34.5 percent to $330.1 million from net sales of $245.4 million for the prior year 26-week fiscal period ended August 4, 2007.

Net income for the second quarter of fiscal 2008 was $22.3 million, or $0.74 per share ($0.72 per share on a diluted basis), compared with $11.8 million, or $0.40 per share ($0.38 per share on a diluted basis) for the second quarter of fiscal 2007.

Net income for the 26-week period ended August 2, 2008 was $41.0 million, or $1.36 per share ($1.32 per share on a diluted basis), compared with $24.0 million, or $0.81 per share ($0.78 per share on a diluted basis) for the 26-week period ended August 4, 2007.

General and administrative expenses for the quarter and year-to-date periods ended August 2, 2008 are reported net of a $3.0 million gain from the involuntary conversion of one of the Company’s corporate aircrafts to a monetary asset upon receipt of the insurance proceeds. As disclosed in the Company’s May 30, 2008 press release, the aircraft was destroyed by a tornado that hit the airport in Kearney, Nebraska. This gain had a $0.06 per share after-tax impact on reported basic and diluted earnings per share for both the quarter and year-to-date periods.

Management will hold a conference call at 10:30 a.m. EDT today to discuss results for the quarter. To participate in the call, please call (800) 230-1092 and reference the conference code 956639. A replay of the call will be available for a two-week period beginning August 21, 2008, at 12:30 p.m. EDT by calling (800) 475-6701 and entering the conference code 956639.

About Buckle

Offering a unique mix of high-quality, on-trend apparel, accessories, and footwear, Buckle caters to fashion-conscious young men and women. Known as a denim destination, each store carries a wide selection of fits, styles, and finishes from leading denim brands, including the Company’s exclusive brand, BKE. Headquartered in Kearney, Nebraska, Buckle currently operates 382 retail stores in 39 states which includes the recent opening of a new store in Coeur D’ Alene, Idaho. As of the end of the fiscal quarter, it operated 381 stores in 39 states compared with 362 stores in 38 states at the end of the second quarter of fiscal 2007. Buckle was added to the S&P SmallCap 600 index at the close of trading on August 19, 2008.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995; All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors which may be beyond the Company's control. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company's filings with the Securities and Exchange Commission. The Company does not undertake to publicly update or revise any forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Note: News releases and other information on The Buckle, Inc. can be accessed at www.buckle.com on the Internet.

Financial Tables to Follow

THE BUCKLE, INC.

STATEMENTS OF INCOME
(Amounts in Thousands Except Per Share Amounts)
(Unaudited)

	Thirteen Weeks Ended		Twenty-six Weeks Ended
	August 2,	August 4,	August 2,	August 4,
	2008	2007	2008	2007

SALES, Net of returns and allowances	$169,765	$124,257	$330,065	$245,368

COST OF SALES (Including buying, distribution, and occupancy costs)	99,497	77,844	194,175	153,452

Gross profit	70,268	46,413	135,890	91,916

OPERATING EXPENSES:
Selling	33,480	25,065	65,039	48,489
General and administrative	3,477	4,891	10,172	9,871
	36,957	29,956	75,211	58,360

INCOME FROM OPERATIONS	33,311	16,457	60,679	33,556

OTHER INCOME, Net	2,049	2,260	4,369	4,383

INCOME BEFORE INCOME TAXES	35,360	18,717	65,048	37,939

PROVISION FOR INCOME TAXES	13,084	6,925	24,055	13,954

NET INCOME	$22,276	$11,792	$40,993	$23,985

EARNINGS PER SHARE:
Basic	$0.74	$0.40	$1.36	$0.81

Diluted	$0.72	$0.38	$1.32	$0.78

Basic weighted average shares	30,231	29,776	30,051	29,622
Diluted weighted average shares	31,058	30,924	30,946	30,806

THE BUCKLE, INC.

BALANCE SHEETS
(Amounts in Thousands Except Share and Per Share Amounts)
(Unaudited)

	August 2,	February 2,	August 4,
	2008	2008 (1)	2007
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$184,144	$64,293	$25,578
Short-term investments	22,760	102,910	132,095
Accounts receivable, net of allowance of $24, $62, and $42, respectively	5,012	2,800	3,841
Inventory	103,432	77,639	96,021
Prepaid expenses and other assets	16,486	13,979	14,582
Total current assets	331,834	261,621	272,117

PROPERTY AND EQUIPMENT:	239,639	240,237	228,693
Less accumulated depreciation and amortization	(141,840)	(137,903)	(128,896)
	97,799	102,334	99,797

LONG-TERM INVESTMENTS	71,880	81,201	29,387
OTHER ASSETS	4,930	5,501	4,044

	$506,443	$450,657	$405,345

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$48,218	$25,155	$35,003
Accrued employee compensation	16,501	27,836	9,705
Accrued store operating expenses	7,004	5,704	5,461
Gift certificates redeemable	5,814	8,511	4,311
Income taxes payable	7,097	10,020	1,466
Total current liabilities	84,634	77,226	55,946

DEFERRED COMPENSATION	4,830	4,127	3,845
DEFERRED RENT LIABILITY	34,607	30,984	30,657
Total liabilities	124,071	112,337	90,448

COMMITMENTS

STOCKHOLDERS’ EQUITY:
Common stock, authorized 100,000,000 shares of $.01 par value;
issued and outstanding; 30,651,343 shares at August 2, 2008, 29,841,668
shares at February 2, 2008, and 30,192,753 shares at August 4, 2007	307	298	302
Additional paid-in capital	66,272	46,977	59,823
Retained earnings	316,769	291,045	254,772
Accumulated other comprehensive loss	(976)	-	-
Total stockholders’ equity	382,372	338,320	314,897

	$506,443	$450,657	$405,345

(1) Derived from audited financial statements.